SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A
                                 AMENDMENT NO. 5

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                LEGG MASON, INC.
             (Exact name of registrant as specified in its charter)

         Maryland                                          52-1200960
---------------------------------------     --------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

           100 Light Street
         Baltimore, Maryland                                 21202
-----------------------------------------               ------------
(Address of principal executive offices)                   (Zip Code)

         Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class                  Name of each exchange on which
            to be so registered                  each class is to be registered

            Common Stock, par value $.10 per share     New York Stock Exchange

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

   Securities Act registration statement file number to which this form relates:
   ______________ (if applicable)

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
    ________________________________________________________________________
                                (Title of Class)

         This Registration Statement on Form 8-A/A amends and restates the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Legg Mason, Inc. (the "Company") on July 12, 1983, as amended, relating to the common stock of the Company.

 Item 1.          Description of Registrant's Securities to be Registered.

                  Our authorized capital stock consists of 250,000,000 shares of common stock, par value $.10 per share, and 4,000,000 shares of preferred stock, par value $10.00 per share. As of February 5, 2001, we had 62,316,149 shares of common stock and one share of preferred stock outstanding.

Common Stock

                  Holders of our common stock are entitled to:

         o   one vote per share on matters to be voted upon by the stockholders;

         o receive dividends out of funds legally available for distribution when and if declared by our board of directors; and

         o share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after provisions for distributions to the holders of any preferred stock.

         We may not pay any dividend (other than in shares of our common stock) or make any distributions of assets on shares of our common stock until cumulative dividends on any preferred stock then outstanding have been paid.

         Holders  of  our  common  stock  have  no   preemptive,   subscription,
redemption or conversion rights. The outstanding shares of our common stock are fully paid and nonassessable.

         The holders of our common stock do not have cumulative voting rights. This means that holders of more than half of the shares can elect all of the directors and holders of the remaining shares will not be able to elect any directors. Our By-laws provide for a classified board of directors consisting of three classes with staggered three-year terms.

Transfer Agent

                  The transfer agent and registrar for our common stock is First Union National Bank, Charlotte, North Carolina.

Preferred Stock

                  Our Articles of Incorporation authorize our board of directors to issue shares of preferred stock, par value $10.00 per share, and to fix the terms (including voting rights, dividends, redemption and conversion provisions, if any, and rights upon liquidation) of any shares issued. Outstanding shares of preferred stock that are redeemed or are converted to common stock are restored to the status of authorized and unissued shares of preferred stock issuable in series by our board of directors.

         On May 26, 2000, we issued one special voting share of preferred stock in connection with our acquisition of Perigee Inc. This special voting share provides the holders of exchangeable shares of our subsidiary, Legg Mason Canada Holdings Ltd., with substantially the same voting rights as the holders of our common stock. The special voting share has a number of votes, which may be cast at a Legg Mason stockholders' meeting, equal to the number of exchangeable shares outstanding. As of February 5, 2001, there were 2,905,552 exchangeable shares outstanding.

         Our board of directors has the authority, under our Articles of Incorporation, to classify or reclassify any unissued preferred stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

Two-Tier Business Combination Provisions

         Maryland law requires the affirmative vote of at least a majority of all of the outstanding shares entitled to vote to approve a merger, consolidation, share exchange or disposition of all or substantially all of our assets. Our Articles of Incorporation require the affirmative vote of not less than 70% of our then outstanding voting shares to approve any "business combination" of us with any "Related Person" unless certain conditions have been met. In addition, the 70% vote must include the affirmative vote of at least 55% of the outstanding shares of voting stock held by stockholders other than the Related Person. Accordingly, the actual vote required to approve the business combination may be greater than the 70%, depending upon the number of shares controlled by the Related Person. A Related Person is defined to include any person or entity which is, directly or indirectly, the beneficial owner of 15% or more of the outstanding shares of our voting stock, including any affiliate or associate of such person or entity. The term "business combination" is defined to include a wide variety of transactions between us and a Related Person, including a merger, consolidation, share exchange or sale of assets having a fair market value greater than 10% of the book value of our consolidated assets.

         However, if the Related Person pays a "fair price" to our stockholders in the transaction, the 70% requirement would not be applicable and the proposed business combination could be approved by a simple majority of the stockholders unless otherwise required by Maryland law, provided that such affirmative vote includes at least 55% of the voting stock held by persons other than the Related Person. Under our Articles of Incorporation, the "fair price" must be at least equal to the greater of

         o the highest price paid or agreed to be paid by the Related Person to purchase shares of our common stock during the 24-month period prior to the taking of such vote; or

         o the highest market price of the common stock during the 24-month period prior to the taking of such vote; or

         o the per share book value of our common stock at the end of the calendar quarter immediately preceding the taking of such vote.

In addition, the "fair price" consideration to be received by our stockholders must be of the same form and kind as the most favorable form and kind of consideration paid by the Related Person in acquiring any of its shares of our common stock.

         The special voting provisions are not applicable to a business combination authorized by our board of directors by a vote which includes a majority of our "Disinterested Directors". A Disinterested Director is defined to include any member of our board of directors who is not the Related Person (or an affiliate or associate of the Related Person) and who was a director prior to the time that the Related Person became a Related Person, and any successor of a Disinterested Director who is not the Related Person (or an affiliate or associate of the Related Person) and who is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on our board of directors.

         Our special voting provisions may not be amended, altered, changed or repealed except by the affirmative vote of at least 70% of the shares of stock entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, and at least 55% of the outstanding shares of stock entitled to vote thereon held by stockholders who are not Related Persons, unless such proposal was proposed by our board of directors by a vote which includes a majority of the Disinterested Directors.

         The business combination provisions under our Articles of Incorporation could have the effect of delaying, deterring or preventing a change in control. Any possible change in control could also be affected by the applicability of certain Maryland anti-takeover statutes dealing with business combinations and acquisitions of controlling blocks of shares, as well as by our classified board of director provisions.

 Item 2.          Exhibits.

                  1.       Form of Common Stock Certificate.

                  2. Articles of Incorporation of the Registrant, as amended (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

                  3. By-laws of the Registrant as amended and restated April 25, 1988 (incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1988).

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        LEGG MASON, INC.



                                       By:  /s/ Robert F. Price
                                            ---------------------------
                                            Name:      Robert F. Price
                                            Title:     Senior Vice President,
                                                       General Counsel
                                                       and Secretary


Date:  February 23, 2001

                                  EXHIBIT INDEX


 Exhibit          Description

     1            Form of Common Stock Certificate.

     2 Articles of Incorporation of the Registrant, as amended (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

     3 By-laws of the Registrant as amended and restated April 25, 1988 (incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1988).